Gray Television, Inc.	Exhibit 99
NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Nine Months Ended September 30, 2008
Atlanta, Georgia — November 5, 2008. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three months (the “third quarter”) and nine months ended September 30, 2008 as compared to the three months and nine months ended September 30, 2007.
Comments on Results of Operations for the Three Months Ended September 30, 2008:
Revenues.
Total net revenue increased $9.0 million, or 12%, to $82.6 million due primarily to increased political and internet advertising revenue, partially offset by decreased local and national advertising revenue in the third quarter of 2008. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 general elections. Spending on political advertising during the third quarter of 2008 was the strongest at our stations in Colorado, West Virginia, Wisconsin, Michigan and North Carolina, accounting for approximately 67% of the total political net revenue for the third quarter of 2008. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to the general weakness in the economy offset in part by $3.4 million of net revenue earned in the third quarter attributable to the broadcast of the 2008 Summer Olympics on our ten NBC stations.
Political advertising revenue increased $11.6 million, or 801%, to $13.1 million.
Internet advertising revenue increased $0.4 million, or 18%, to $3.0 million.
Local advertising revenue decreased $1.5 million, or 3%, to $46.3 million.
National advertising revenue decreased $1.7 million, or 9%, to $17.5 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $0.3 million, or 1%, to $49.9 million. This modest increase primarily reflects the impact of increased national sales representative commissions on the incremental political advertising revenues offset in part by a slight reduction in payroll related costs.
Corporate and administrative expenses (before depreciation, amortization and gain/loss on disposal of assets) decreased $0.2 million, or 5%, to $3.8 million primarily reflecting a decrease in incentive based compensation expenses.
We recorded non-cash stock-based compensation expense during the three months ended September 30, 2008 and 2007 of $399,000 and $285,000, respectively.
Comments on Results of Operations for the Nine Months Ended September 30, 2008:
Revenues.
Total net revenue increased $9.4 million, or 4%, to $232.4 million due primarily to increased political and internet advertising revenue, partially offset by decreased local and national advertising revenue in the nine months ended September 30, 2008. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary and general elections. Spending on political
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advertising was the strongest at our stations in Colorado, West Virginia, Wisconsin, Michigan and North Carolina, accounting for approximately 60% of the total political net revenue for the nine months ended September 30, 2008. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to the general weakness in the economy and due to the change in networks broadcasting the Super Bowl. During the first nine months of 2008, we earned approximately $130,000 of net revenue relating to the 2008 Super Bowl broadcast on our six Fox channels compared to approximately $750,000 of net revenue relating to the 2007 Super Bowl broadcast on our 17 CBS channels during the first nine months of 2007. The decrease in local and national revenue was offset in part by $3.4 million of net revenue earned in the third quarter attributable to the broadcast of the 2008 Summer Olympics on our ten NBC stations.
Political advertising revenue increased $15.9 million, or 307%, to $21.1 million.
Internet advertising revenue increased $1.8 million, or 26%, to $8.6 million.
Local advertising revenue decreased $5.0 million, or 3%, to $141.5 million.
National advertising revenue decreased $3.8 million, or 7%, to $52.4 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and gain/loss on disposal of assets) increased $0.9 million, or 1%, to $148.4 million. This modest increase primarily reflects the impact of increased national sales representative commissions on the incremental political advertising revenues.
Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $1.6 million, or 13%, to $10.0 million primarily reflecting a decrease in incentive based compensation expenses.
We recorded non-cash stock-based compensation expense during the nine months ended September 30, 2008 and 2007 of $1,088,000 and $1,115,000, respectively.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites.
This strong revenue growth reflects the significantly increased traffic to our websites as illustrated below by the aggregate page views reported by our websites in the three-month and nine-month periods ended September 30, 2008 compared to the three-month and nine-month periods ended September 30, 2007.

Gray Television, Inc. Earnings Release for the three months and nine months ended September 30, 2008	Page 2 of 11

Gray Websites — Aggregate Page Views

	Three Months Ended
	September 30,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	149.3	101.2	48%

	Nine Months Ended
	September 30,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	461.8	304.8	52%
We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites as the result of our on-air promotion of our websites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
In the future, we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.

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Other Financial Data:

	September 30, 2008	December 31, 2007
	(in thousands)
Cash and cash equivalents	$32,575	$15,338
Total debt	830,446	925,000
Preferred stock	91,883	—
Credit commitment under senior credit facility	100,000	100,000

	Nine Months Ended September 30,
	2008	2007
	(in thousands )
Net cash provided by operating activities	$36,692	$11,919
Net cash used in investing activities	(12,144)	(22,575)
Net cash (used in) provided by financing activities	(7,311)	7,148

On June 26, 2008, we issued 750 shares of Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) having an aggregate liquidation value of $75.0 million in a privately placed transaction to qualified investors. We received approximately $68.6 million in net proceeds after issuance discounts and transaction expenses. Also on June 26, 2008, we used $65.0 million of the net proceeds from the issuance to make a voluntary prepayment on our term loan under our senior credit facility. We retained the remaining $3.6 million of the net proceeds for general corporate purposes.
On July 15, 2008, we issued an additional 250 shares of Series D Perpetual Preferred Stock having an aggregate liquidation value of $25.0 million in a privately placed transaction to qualified investors. We received approximately $23.0 million in net proceeds after issuance discounts and transaction expenses. Also on July 15, 2008, we used the $23.0 million of net proceeds from the issuance to make a voluntary prepayment on our term loan under our senior credit facility.
Subsequent Event:
On October 3, 2008, we used cash on hand to make a voluntary prepayment of $10 million on our term loan under our senior credit facility. After applying this voluntary prepayment, the total outstanding balance on our term loan was $820.4 million and we had no amounts outstanding on our revolving credit facility under our senior credit facility.
A detailed table of operating results follows on the next page.

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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	September 30,
			%
	2008	2007	Change
Revenues (less agency commissions)	$82,631	$73,585	12%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	49,907	49,583	1%
Corporate and administrative	3,754	3,932	(5)%
Depreciation and amortization of intangible assets	8,797	10,156	(13)%
(Gain) loss on disposals of assets, net	(338)	5	(6860)%

	62,120	63,676	(2)%

Operating income	20,511	9,909	107%
Other income (expense):
Miscellaneous income, net	36	177	(80)%
Interest expense	(12,626)	(16,812)	(25)%

Income (loss) before income tax	7,921	(6,726)
Income tax expense (benefit)	3,277	(2,546)

Net income (loss)	4,644	(4,180)
Preferred dividends (includes accretion of issuance cost of $275 and $0, respectively)	3,167	—

Net income (loss) available to common stockholders	$1,477	$(4,180)

Basic per share information:
Net income (loss) available to common stockholders	$0.03	$(0.09)

Weighted average shares outstanding	48,370	47,760	1%

Diluted per share information:
Net income (loss) available to common stockholders	$0.03	$(0.09)

Weighted average shares outstanding	48,413	47,760	1%

Political revenue (less agency commission)	$13,065	$1,450	801%

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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Nine Months Ended
	September 30,
			%
	2008	2007	Change
Revenues (less agency commissions)	$232,373	$223,015	4%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	148,383	147,449	1%
Corporate and administrative	10,015	11,577	(13)%
Depreciation and amortization of intangible assets	26,788	30,048	(11)%
(Gain) loss on disposals of assets, net	(1,343)	122	(1201)%

	183,843	189,196	(3)%

Operating income	48,530	33,819	43%
Other income (expense):
Miscellaneous income, net	126	984	(87)%
Interest expense	(41,827)	(50,610)	(17)%
Loss on early extinguishment of debt	—	(22,853)

Income (loss) before income tax benefit	6,829	(38,660)
Income tax expense (benefit)	2,820	(14,021)

Net income (loss)	4,009	(24,639)
Preferred dividends (includes accretion of issuance cost of $275 and $439, respectively)	3,292	1,626	102%

Net income (loss) available to common stockholders	$717	$(26,265)

Basic per share information:
Net income (loss) available to common stockholders	$0.01	$(0.55)

Weighted average shares outstanding	48,253	47,728	1%

Diluted per share information:
Net income (loss) available to common stockholders	$0.01	$(0.55)

Weighted average shares outstanding	48,293	47,728	1%

Political revenue (less agency commission)	$21,089	$5,181	307%

Gray Television, Inc. Earnings Release for the three months and nine months ended September 30, 2008	Page 6 of 11

Guidance for the Fourth Quarter of 2008
We currently anticipate that our broadcast results of operations for the three months ending December 31, 2008 (the “fourth quarter of 2008”) will approximate the ranges presented in the table below.

		%		%
	2008	Change	2008	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected Operating Data:	Range	2007	Range	2007	2007
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$90,000	7%	$95,000	13%	$84,272

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$51,500	(1)%	$52,000	0%	$52,238
Corporate and administrative	$3,000	(15)%	$3,500	0%	$3,513

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$26,000		$26,500		$2,627
Expense for non-cash contributions to 401(k) plan	$550		$600		$411
Expense for corporate non-cash stock-based compensation	$375		$400		$134
Comments on Guidance
Total revenues anticipated for the fourth quarter of 2008 reflect an incremental increase in political revenues. Local non-political advertising revenue for the fourth quarter of 2008 is currently anticipated to be down approximately mid double digits compared to the results of the three-month period ended December 31, 2007 (the “fourth quarter of 2007”). National non-political advertising revenue is currently anticipated to be down approximately 25% in the fourth quarter of 2008 compared to the fourth quarter of 2007. Internet advertising revenue for the fourth quarter of 2008 is currently anticipated to increase approximately 10% to 15% compared to the fourth quarter of 2007.

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Changes in the classification of certain items:
The classification of certain prior year amounts in the accompanying consolidated financial statements have been changed in order to conform to the current year presentation.
In our disclosures issued prior to December 31, 2007, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting internet advertising revenue and retransmission consent revenue separately. The table below presents our expanded disclosure for the three-month and nine month periods ended September 30, 2008 and 2007, respectively (dollars in thousands):

	Three Months Ended September 30,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues :
Local	$46,279	56.0%	$47,761	64.9%
National	17,546	21.2%	19,237	26.1%
Internet	2,954	3.6%	2,505	3.4%
Political	13,065	15.8%	1,450	2.0%
Retransmission consent	762	0.9%	501	0.7%
Production and other	1,841	2.2%	1,951	2.7%
Network compensation	184	0.3%	180	0.2%

Total	$82,631	100.0%	$73,585	100.0%

	Nine Months Ended September 30,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$141,493	60.9%	$146,467	65.7%
National	52,362	22.5%	56,192	25.2%
Internet	8,631	3.7%	6,830	3.1%
Political	21,089	9.1%	5,181	2.3%
Retransmission consent	2,209	1.0%	1,443	0.6%
Production and other	6,025	2.6%	6,338	2.8%
Network compensation	564	0.2%	564	0.3%

Total	$232,373	100.0%	$223,015	100.0%

The aggregate internet revenue presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.

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Conference Call Information
     We will host a conference call to discuss our third quarter operating results on November 5, 2008. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 533-7619 and the confirmation code is 8072046. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 8072046 until December 4, 2008.

For information contact:	Website: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V.P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	September 30,
	2008	2007
Net income (loss)	$4,644	$(4,180)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,797	10,156
Amortization of non-cash stock based compensation	399	285
(Gain) loss on disposals of assets, net	(338)	5
Miscellaneous (income) expense, net	(36)	(177)
Interest expense	12,626	16,812
Income tax expense (benefit)	3,277	(2,546)
Amortization of program broadcast rights	3,926	3,750
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	553	550
Network compensation revenue recognized	(184)	(180)
Network compensation per network affiliation agreement	30	78
Payments for program broadcast rights	(3,708)	(3,821)

Broadcast Cash Flow Less Cash Corporate Expenses	29,986	20,732
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,355	3,647

Broadcast Cash Flow	$33,341	$24,379

	As Reported
	Nine Months Ended
	September 30,
	2008	2007
Net income (loss)	$4,009	$(24,639)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	26,788	30,048
Amortization of non-cash stock based compensation	1,088	1,115
(Gain) loss on disposals of assets, net	(1,343)	122
Miscellaneous (income) expense, net	(126)	(984)
Interest expense	41,827	50,610
Loss on early extinguishment of debt	—	22,853
Income tax expense (benefit)	2,820	(14,021)
Amortization of program broadcast rights	11,598	11,345
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1,751	1,750
Network compensation revenue recognized	(564)	(564)
Network compensation per network affiliation agreement	90	235
Payments for program broadcast rights	(10,149)	(11,507)

Broadcast Cash Flow Less Cash Corporate Expenses	77,789	66,363
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	8,927	10,462

Broadcast Cash Flow	$86,716	$76,825

See the next page for the definition of Non-GAAP terms.

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Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 5 Fox, 7 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the fourth quarter of 2008 and other future events are “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of November 5, 2008. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

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